PUBLIC AFFAIRS DEPARTMENT
                                         Tim Laatsch
                                         TELEPHONE: (715) 422-4023, OR
                                         Scott Deitz
                                         Telephone:  (715) 422-1521
FOR IMMEDIATE RELEASE                    July 19, 2000


       CONSOLIDATED PAPERS, INC. TO REDUCE WORKFORCE APPROXIMATELY 10% AS
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             PART OF PREVIOUSLY ANNOUNCED COST-REDUCTION INITIATIVE
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         WISCONSIN RAPIDS,  Wis. - Consolidated  Papers,  Inc. (NYSE: CDP) today announced that it will reduce its total workforce by approximately 10%, or about
700  employees  companywide.   The  reduction,   which  has  already  begun,  is
anticipated to be about equally divided between hourly and salaried employees companywide.

         The workforce reduction is part of a two-year, more than $100 million cost-reduction initiative begun in 1999 to make Consolidated Papers more competitive in the global paper industry. To date, Consolidated Papers has already achieved more than $60 million in savings through more efficient use of raw materials, productivity, quality gains and reduction in personnel costs. The workforce reduction announced today, combined with additional productivity improvements, supply-chain management activities and customer service initiatives, will reduce the company's costs at least $40 million by year's end.

         "The need to reduce the size of our workforce to become more competitive in the global paper industry was evident in the early planning stages of our two-year cost-reduction initiative," said Consolidated Papers President and Chief Executive Officer Gorton M. Evans. "However,



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given the very  serious  impact of this kind of action,  a special  project team first spent several months considering all of our cost-savings options before arriving at this difficult decision. Consolidated Papers is committed to minimizing the effect on all of its employees through this transition, both those who leave and those who stay."

         The salaried workforce reduction, which will exclude Sales & Marketing and related Customer Service departments, will have two phases - a voluntary program and an involuntary program.

         The voluntary program will offer eligible salaried employees an enhanced retirement option that will be available for selection until mid-September. The involuntary reduction of salaried employees will begin soon after the completion of the voluntary program.

         The reduction of hourly positions has already begun and is being carried out in accordance with existing collective bargaining agreements between Consolidated Papers and its union-represented employees. These reductions will continue on a division-by-division and department-by-department basis.

         The number of jobs being eliminated at specific Consolidated Papers' facilities and cities is not available at this time due to the voluntary component of this workforce reduction. More information will be provided in the future.

         All employees who leave the company as part of this workforce reduction will be offered professional services including outplacement assistance to find other employment.



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                           FORWARD-LOOKING STATEMENTS

         Certain statements in this release are forward-looking statements. Because these forward-looking statements include risks and uncertainties, actual future results may differ materially. Certain factors that could cause actual future results to differ are described in the company's Form 10-Q for the quarter ended March 31, 2000.

                                 COMPANY PROFILE

         Consolidated Papers, Inc. is one of North America's largest producers of coated and supercalendered printing papers for the printing and publishing industries. In addition, the company is one of the leading producers of specialty papers and manufactures paperboard and paperboard products. Consolidated also produces elemental chlorine-free kraft pulp from virgin wood fiber for its own use and recycled pulp from printed, preconsumer and postconsumer scrap paper.

         At the beginning of 2000, Consolidated employed approximately 6,800 people. The company is headquartered in Wisconsin Rapids, Wisconsin, and operates manufacturing facilities in Biron, Kimberly, Niagara, Stevens Point, Whiting and Wisconsin Rapids, Wisconsin, as well as in Duluth, Minnesota.

         Consolidated owns and manages nearly 700,000 acres of forestland in Wisconsin, Michigan, Minnesota, and Ontario, Canada. The company obtains the fiber required for its papermaking operations from these renewable forests; from private, national, state and county forests; and from sawmill byproducts and recycled scrap paper.

         To learn more about Consolidated, visit the company's Web site at http://www.consolidatedpapers.com.
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